EXHIBIT 3.1

CERTIFICATE OF AMENDMENT

OF THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

TILRAY BRANDS, INC.

Tilray Brands, Inc., a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify as follows:

FIRST:               The name of the corporation is Tilray Brands, Inc. (the “Company”).

SECOND:           This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Fifth Amended and Restated Certificate of Incorporation, dated as of December 19, 2024 (the “Certificate of Incorporation”).

THIRD:              The Certificate of Incorporation is hereby amended by revising Article IV to include a new paragraph E as follows:

“E. Reverse Stock Split. Effective at 4:01 pm Eastern time on December 1, 2025 (the “Effective Time”) each share of Common Stock, either issued or outstanding or held by the Company as treasury stock, immediately prior to the Effective Time, will be automatically reclassified and combined (without any further act) into a smaller number of shares such that each 10 shares of Common Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time is reclassified into one share of Common Stock of the Company (the “Reverse Stock Split”). No fractional shares of Common Stock shall be issued as a result of the Reverse Stock Split and, in lieu thereof, upon surrender after the Effective Time of a certificate which formerly represented shares of Common Stock that were issued and outstanding immediately prior to the Effective Time, any person who would otherwise be entitled to a fractional share of Common Stock as a result of the Reverse Stock Split, following the Effective Time, shall be entitled to receive a cash payment equal to the fraction of a share of Common Stock to which such holder would otherwise be entitled multiplied by the fair value per share of the Common Stock immediately prior to the Effective Time as determined by the Board of Directors.”

FOURTH:          The Certificate of Amendment was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware, as amended (the “DGCL”), and by the Company’s stockholders in accordance with Section 212 of the DGCL.

FIFTH:               All other provisions of the Certificate of Incorporation shall remain in full force and effect

Tilray Brands, Inc. has caused this Certificate of Amendment to be duly executed and acknowledged in its name and on its behalf by the undersigned officer, thereunto duly authorized, as of the date first set forth above.

TILRAY BRANDS, INC.

By: /s/ Mitchell Gendel
Name: Mitchell Gendel Title: Global General Counsel and Corporate Secretary